UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)        January 5, 2000

                            Heritage Commerce Corp
            (Exact name of registrant as specified in its charter)
             CA                      00-23877                77-0469558
(State of other jurisdiction     (Commission File          (IRS Employer
 of incorporation)                    Number)            Identification No.)

150 Almaden Blvd., San Jose, CA                                95113
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code        (408) 947-6900
                                       None
         (Former name or former address, if changed since last report.)


Item 2.  Acquisition or Disposition of Assets.

                HERITAGE COMMERCE CORP AND BUSINESS FACTORS INC.
                        TERMINATE ACQUISITION AGREEMENT

  San Jose, California, January 4, 2000. Heritage Bank of Commerce (Bank), a wholly owned subsidiary of Heritage Commerce Corp (Heritage) (Nasdaq: HTBK), and Business Factors Inc. (BFI) jointly announced that they have terminated the Purchase Agreement dated as of September 16, 1999 by which BFI was to become a wholly owned subsidiary of the Bank. The transaction was terminated because it did not close on or before December 31, 1999, the final date for closing pursuant to the agreement. John E. Rossell, President and CEO of Heritage, stated: "All of the conditions under the agreement could not be completed in the required time frame, and regretfully we were unable to finalize the transaction as contemplated. The parties have decided to terminate the agreement rather than renegotiate its terms. We continue to have great respect for each other."

  Heritage Commerce Corp is the holding company for its two subsidiary banks, Heritage Bank of Commerce (headquartered in San Jose, with an office in Morgan Hill) and Heritage Bank East Bay (headquartered in Fremont, with an office in San Ramon). Heritage Commerce Corp common stock is publicly traded on the NASDAQ National Market under the Symbol "HTBK".



                     Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations, including the real estate market in California and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those
indicated. 	For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.


                                  SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  January 5, 20000                  HERITAGE COMMERCE CORP

                                  By:   /s/ Lawrence D. McGovern
                                            Lawrence D. McGovern
                             Executive Vice President/Chief Financial Officer